EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 3, 2005, relating to the consolidated financial statements and financial statement schedules of Spartan Stores, Inc. and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spartan Stores, Inc. for the year ended March 25, 2005.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan
October 20, 2005